EXHIBIT 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES

APPROVAL OF REMODULIN® IN FRANCE

Silver Spring, MD and Research Triangle Park, NC, March 8, 2005:  United Therapeutics Corporation (NASDAQ: UTHR) announced today that AFSSAPS, the French drug regulatory agency, has issued an approval letter for Remodulin (treprostinil sodium) Injection for subcutaneous treatment of NYHA Class III Primary Pulmonary Hypertension patients.  The approval letter did not request any additional clinical trials of subcutaneous Remodulin.  AFSSAPS has indicated that the mutual recognition approval process with other countries in the European Union will be initiated in May 2005.

“We are very pleased to receive this approval,” said Roger A. Jeffs, Ph.D., United Therapeutics’ President and Chief Operating Officer.  “We expect to receive mutual recognition in the remainder of the European Union based on the French label.”

“France is globally recognized as having some of the most preeminent leaders in the diagnosis and treatment of pulmonary hypertension,” said Martine Rothblatt, Ph.D., Chairman and Chief Executive Officer.  “Hence, we feel especially honored to provide the opportunity to add Remodulin to the armamentarium of French physicians, and following mutual recognition, other European physicians in tackling primary pulmonary hypertension,” concluded Dr. Rothblatt.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations regarding marketing approval of Remodulin in European Union countries following French approval that are based on United Therapeutics’ beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of March 8, 2005 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

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